Exhibit 10.3

STOCK TRANSFER AGREEMENT

BY AND BETWEEN

CHS INC.,

and

MFA OIL COMPANY

DATED AS OF NOVEMBER 17, 2011

STOCK TRANSFER AGREEMENT

THIS STOCK TRANSFER AGREEMENT (this “Agreement”) is made as of this 17th day of November, 2011 by and between MFA Oil Company, a Missouri cooperative association (“Seller”) and CHS Inc., a Minnesota cooperative corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns 3 shares of Class A common stock and 954,581 shares of Class B common stock of National Cooperative Refinery Association (the “Company”), a Kansas cooperative association (together, Seller’s Class A common stock and Class B common stock represent approximately 6.9551% of the Company’s outstanding capital stock and shall be referred to herein as the “Sale Stock”);

WHEREAS, the Company owns and operates a petroleum refinery near McPherson, Kansas, a terminal in Council, Bluffs, Iowa, pipelines and related assets;

WHEREAS, Buyer owns, as of the date hereof, Class A and Class B common stock of the Company representing approximately 74.429% of the Company’s outstanding capital stock;

WHEREAS, Seller and Buyer are parties to that certain Agreement dated June 9, 1995 that, among other things, contains certain provisions relating to their ownership and management rights in the Company (the “Settlement Agreement”); and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all the Sale Stock on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, Buyer shall purchase from Seller, and Seller shall sell, transfer and assign to Buyer all its rights in interests to all the Sale Stock, free and clear of all liens and encumbrances (except for Permitted Liens as described in Section 2.3 below), in four distinct closings (“Closings”). At each Closing, Buyer shall pay a base purchase price of $100 per share. In addition, Seller shall be entitled to receive up to two contingent purchase price payments following each Closing, depending upon certain conditions as described below and as more fully described in Exhibit A hereto (the dates on which a contingent payment is due being defined as “Contingent Payment Dates”). If the Contingent Payment Date falls on a Saturday or Sunday, the payment shall be made on the Monday that immediately follows the Contingent Payment Date. Whether or not Seller is entitled to receive a payment on a Contingent Payment Date shall be determined by whether or not the Average Crack Spread Margin (as defined below) over the 12-month period ending on August 31 of the calendar year in which such Contingent Payment Date falls exceeds $17.50 (the “Target Crack Spread”). If the Average Crack Spread Margin for the relevant period is less than or equal to the Crack Spread Target, Seller shall not receive a payment on such Contingent Payment Date. All purchase price payments shall be paid by wire transfer of immediately available funds to an account designated by Seller.

For purposes of this Agreement, “Average Crack Spread Margin” for each month means (i) a simple average of the daily Group Three Platts Low Unleaded Price for such month multiplied by 42 gallons (in order to arrive at a per barrel price), multiplied times 60%; plus (ii) a simple average of the daily Group Three Platts Low #2ULSD Price for such month multiplied by 42 gallons (in order to arrive at a per barrel price) times 40%; minus (iii) the average daily prompt settlement WTI NYMEX Crude Futures price for such month. Each monthly Average Crack Spread Margin, calculated pursuant to the prior sentence, for the relevant 12 month period shall then be added together and divided by 12 to arrive at the annual Average Crack Spread Margin to be used in Subsections 1.1(a), (b), (c) and (d) below. In the event that the GROUP THREE Platts Low Unleaded Price, Group Three Platts Low #2ULSD Price or WTI NYMEX Crude Futures is no longer reported substantially in the form reported on the date hereof, the parties will establish a replacement for such index that is a successor to such discontinued index or other index measure, in each case as reasonably acceptable to the parties.

(a) First Closing. On September 1, 2012, Seller shall sell to Buyer 18.8% of the Sale Stock representing 179,460 shares (the “First Closing”) in exchange for (i) a base purchase price payment of $17,946,000 payable at the First Closing, (ii) on October 31, 2013, a contingent payment equal to the amount by which (A) the Average Crack Spread Margin for the fiscal year ended August 31, 2013 exceeds the Target Crack Spread, multiplied by (B) the number of barrels of total gasoline and distillate sold by the Company during such fiscal year as set forth in the Company’s year-end financial statements and patronage calculations x 1.30755% (i.e., 0.0130755) and (iii) on October 31, 2014, a contingent payment equal to the amount by which (A) the Average Crack Spread Margin for the fiscal year ended August 31, 2014 exceeds the Target Crack Spread, multiplied by (B) the number of barrels of total gasoline and distillate sold by the Company during such fiscal year as set forth in the Company’s year-end financial statements and patronage calculations x 1.30755% (i.e., 0.0130755).

(b) Second Closing. On September 1, 2013, Seller shall sell to Buyer 18.8% of the Sale Stock representing 179,460 shares (the “Second Closing”) in exchange for (i) a base purchase price payment of $17,946,000 payable at the Second Closing, (ii) on October 31, 2014, a contingent payment equal to the amount by which (A) the Average Crack Spread Margin for the fiscal year ended August 31, 2014 exceeds the Target Crack Spread, multiplied by (B) the number of barrels of total gasoline and distillate sold by the Company during such fiscal year as set forth in the Company’s year-end financial statements and patronage calculations x 1.30755% (i.e., 0.0130755) and (iii) on October 31, 2015, a contingent payment equal to the amount by which (A) the Average Crack Spread Margin for the fiscal year ended August 31, 2015 exceeds the Target Crack Spread, multiplied by (B) the number of barrels of total gasoline and distillate sold by the Company during such fiscal year as set forth in the Company’s year-end financial statements and patronage calculations x 1.30755% (i.e., 0.0130755) .

(c) Third Closing. On September 1, 2014, Seller shall sell to Buyer 18.8% of the Sale Stock representing 179,460 shares (the “Third Closing”) in exchange for (i) a base purchase price payment of $17,946,000 payable at the Third Closing, (ii) on October 31, 2015, a contingent payment equal to the amount by which (A) the Average Crack Spread Margin for the fiscal year ended August 31, 2015 exceeds the Target Crack Spread, multiplied by (B) the number of barrels of total gasoline and distillate sold by the Company during such fiscal year as set forth in the Company’s year-end financial statements and patronage calculations x 1.30755% (i.e., 0.0130755) and (iii) on October 31, 2016, a contingent payment equal to the amount by which (A) the Average Crack Spread Margin for the fiscal year ended August 31, 2016 exceeds the Target Crack Spread, multiplied by (B) the number of barrels of total gasoline and distillate produced by the Company during such fiscal year as set forth in the Company’s year-end production records x 1.30755% (i.e., 0.0130755).

(d) Final Closing. On September 1, 2015, Seller shall sell to Buyer 43.6% of the Sale Stock representing 416,204 shares (the “Final Closing”) in exchange for (i) a base purchase price payment of $41,620,400 payable at the Final Closing, (ii) on October 31, 2016, a contingent payment equal to the amount by which (A) the Average Crack Spread Margin for the fiscal year ended August 31, 2016 exceeds the Target Crack Spread, multiplied by (B) the number of barrels of total gasoline and distillate produced by the Company during such fiscal year as set forth in the Company’s year-end production records x 3.03245% (i.e., 0.0303245) and (iii) on October 31, 2017, a contingent payment equal to the amount by which (A) the Average Crack Spread Margin for the fiscal year ended August 31, 2017 exceeds the Target Crack Spread, multiplied by (B) the number of barrels of total gasoline and distillate produced by the Company during such fiscal year as set forth in the Company’s year-end production records x 3.03245% (i.e., 0.0303245). The parties agree that the 3 shares of Class A common stock will be transferred at the Final Closing.

An example of a calculation of the contingent purchase price payment is set forth in Exhibit A attached hereto. Buyer shall cause the Company to provide Seller with audited financial statements and patronage calculations as presented to the Company’s board of directors for sales of gasoline and distillate for all fiscal years through August 31, 2015. Buyer shall cause the Company to provide Seller with production records, and such other information as reasonably requested by Seller, for production of gasoline and distillate at the McPherson refinery for fiscal years ending August 31, 2016 and 2017. For further clarity, Seller shall have the right to the final patronage payments and related records for the period ending August 31, 2015 which would normally be declared for payment on October 31, 2015 according to historic patronage policies.

1.2 Deliverables at Closings. At each of the four Closings, Seller shall deliver to Buyer a stock power endorsed to the Buyer representing the total number of shares of Sale Stock being sold by Seller to Buyer as described in Section 1.1 above, together with a certificate or certificates representing such shares. For each of the first three Closings, in the event that Seller does not have a certificate representing the exact number of shares of Sale Stock to be transferred at such Closing, Seller shall deliver to the Company certificates representing all its shares of Sale Stock and Buyer shall cause the Company to reissue two new certificates, one representing the number of shares of Sale Stock to be transferred to Buyer at such Closing and a second representing the total number of remaining shares that Seller owns after its transfer of shares to Buyer at such Closing; the first such certificate shall be duly endorsed and transferred to Buyer at the Closing, and the second certificate shall be retained by Seller until the next Closing. Seller shall also deliver to Buyer at each Closing, a certificate signed by an officer of Seller certifying that (i) all of Seller’s representations and warranties contained in Article II are true and accurate on the such Closing Date as if made on such Closing Date, and (ii) Seller has complied with all covenants required to be performed by Seller at or prior to such Closing Date.

1.3 Closings. The Closings of the transactions contemplated by this Agreement will occur on each of the four closing dates by remote communications between the parties. The date of each of the four Closings is herein referred to as a “Closing Date.” Sometimes a Closing Date will fall on a Saturday or Sunday and the parties may agree to exchange payment and deliverables on a date other than the Closing Date; if that is the case, the effective date of the Closing shall remain September 1. The Closing shall be deemed to be effective as of 12:01 a.m. (local Kansas time) on each Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer on the date hereof and as of each of the Closing Dates as follows:

2.1 Organization. Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.

2.2 Authorization; Enforceability. This Agreement constitutes the valid and binding obligation of Seller, enforceable against the Seller in accordance with its terms. Seller has the absolute and unrestricted right, power, capacity and authority to enter into, execute and deliver this Agreement. Upon receipt of the board approval discussed in Section 5.1 below, Seller will have the absolute and unrestricted right, power, capacity and authority to carry out and perform the transactions contemplated herein. Except as noted in the prior sentence, no other corporate act or proceeding on the part of the Seller, its board or its shareholders is necessary to authorize or approve this Agreement or the consummation of the transactions contemplated herein.

2.3 Title. At the time of each Closing, Seller will have sole, good and marketable title to all the Sale Stock being transferred at such Closing, free and clear of all liens and encumbrances, except for such liens and encumbrances arising from this Agreement and the lien of the Company described in Section 5 of the Company’s Restated and Amended Bylaws (the “Permitted Liens”).

2.4 Information and Advice. Seller has had complete access to all information it has requested concerning the Company, its business, assets and prospects and is capable of evaluating the merits of this Agreement and any transactions under this Agreement and of forming an informed investment decision relating to its decision to sell the Sale Stock. Seller has obtained the advice of its own legal counsel, accountants and advisors with respect to the matters contained in the Agreement and the transactions contemplated herein.

2.5 No Other Interests. The Sale Stock represents Seller’s entire ownership interests in the Company. Seller is not party to any contract, agreement, plan or other document relating to the issuance, sale or transfer of any equity securities or other securities of any type related to the Company or any of the Company’s subsidiaries. Seller has no options, warrants or rights of any kind under any contract or otherwise to acquire any equity securities or other securities of the Company or its subsidiaries.

2.6 No Conflict. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time):

(a) Contravene, conflict with, or result in a violation of any provision of the Seller’s organizational documents or any resolution adopted by Seller’s board of directors or the stockholders of Seller;

(b) Contravene, conflict with, or result in a violation of, or give any governmental body or other person the right to challenge any of the transactions contemplated herein; or

(c) Result in the imposition or creation of any encumbrance upon the Sale Stock.

2.7 Brokers or Finders. Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

2.8 Certain Proceedings. There is no pending proceeding that has been commenced against Seller that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the contemplated transactions in this Agreement. To Seller’s knowledge, no such proceeding has been threatened.

2.9 Disclosure. The representations and warranties contained in this Article II do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article II not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller on the date hereof and as of each of the Closing Dates as follows:

3.1 Organization. Buyer is a cooperative corporation duly organized and validly existing and in good standing under the laws of the State of Minnesota.

3.2 Authorization; Enforceability. This Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, capacity and authority to enter into, execute and deliver this Agreement. Upon receipt of the board approval discussed in Section 5.1 below, Buyer will have the absolute and unrestricted right, power, capacity and authority to carry out and perform the transactions contemplated herein. Except as noted in the prior sentence, no other corporate act or proceeding on the part of Buyer, its board or its shareholders is necessary to authorize or approve this Agreement or the consummation of the transactions contemplated herein.

3.3 No Conflict. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time):

(a) Contravene, conflict with, or result in a violation of any provision of Buyer’s organizational documents or any resolution adopted by Buyer’s board of directors or the stockholders of Buyer; or

(b) Contravene, conflict with, or result in a violation of, or give any governmental body or other person the right to challenge any of the transactions contemplated herein.

3.4 Brokers or Finders. Buyer and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

3.5 Certain Proceedings. There is no pending proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the contemplated transactions in this Agreement. To Buyer’s knowledge, no such proceeding has been threatened.

3.6 Investment Representations

(a) The Sale Stock is being acquired by Buyer for its own account, for investment purposes only, within the meaning of the United States Securities Act of 1933, as amended (the “1933 Act”), with no intention of assigning any participation or interest in the Sale Stock, and not with a view to the distribution of any of the Sale Stock.

(b) Buyer understands that the shares of Sale Stock have not been, and will not be, registered under the 1933 Act or any other securities law of any country, state or other jurisdiction, in reliance upon an exemption from the registration requirements of such laws thereunder for transactions not involving any public offering or the general inapplicability of such laws. Buyer will not sell, distribute or otherwise dispose of the Sale Stock or cause the Sale Stock to be disposed of, unless the shares of Sale Stock are subsequently registered under the 1933 Act, if applicable, or any other applicable securities laws of any other country, state or other jurisdiction or, in the opinion of counsel satisfactory to the Company, an exemption from such registration is available under the circumstances of the contemplated sale or other disposition. Buyer understands that the Company is under no obligation to register the Sale Stock on the Buyer’s behalf.

3.7 Buyer is capable of evaluating the merits of this Agreement and any transactions under this Agreement and of forming an informed investment decision relating to its investment. Buyer has obtained the advice of its own legal counsel, accountants and advisors with respect to the matters contained in the Agreement and the transactions contemplated herein.

3.8 Disclosure. The representations and warranties contained in this Article III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

ARTICLE IV

COVENANTS

4.1 Effect on Settlement Agreement. After the date hereof and through the final patronage payment on October 31, 2015, the terms and conditions of the Settlement Agreement shall remain in full force and effect, provided, however, the parties agree to not exercise or enforce any rights under sections 5, 6 or 9 of the Settlement Agreement prior to December 7, 2011, and further provided, that if neither party exercises it right to terminate this Agreement on or prior to December 6, 2011 as provided for in Section 5.1 below, then, effective December 7, 2011, sections 5, 6, 9 and Exhibit A of the Settlement Agreement shall be deemed to be forever terminated and of no further force or effect. Buyer and Seller hereby agree that upon consummation of the Final Closing, neither party hereto may enforce rights or obligations under the Settlement Agreement against the other party hereto and immediately following the later to occur of the Final Closing as described in Section 1.1 above or the final closing as described in that certain Stock Transfer Agreement entered into between Buyer and GROWMARK, Inc., the Settlement Agreement shall terminate and be of no further force or effect except that section 12 of the Settlement Agreement shall survive such termination. The parties agree that neither this Agreement, nor the negotiations and discussions leading up to this Agreement, trigger any rights or obligations under the Settlement Agreement, and to the extent any provisions in this Agreement are inconsistent with or conflict with the terms of the Settlement Agreement, the terms in this Agreement shall control. Except as set forth in this Section 4.1 or elsewhere in this Agreement, all other provisions of the Settlement Agreement (a copy of which is attached hereto as Exhibit B) shall remain in full force and effect through the final patronage payment on October 31, 2015.

4.2 Board Approval. Each party shall cause its officers and representatives to (i) take such steps as are necessary and appropriate, as soon as practicable after the date hereof to call a board meeting to be held no later than December 2, 2011 for the purpose of approving this Agreement and the transactions contemplated herein, and (ii) recommend approval of this Agreement to its board of directors.

4.3 Covenants Regarding Ownership.

(a) Between the date of this Agreement and the Final Closing, Seller shall not: (i) sell, transfer or assign the Sale Stock; or (b) directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person (other than Buyer) relating to any transaction involving the sale, transfer or assignment of the Sale Stock.

(b) On the date hereof, Seller’s senior lender, CoBank, ACB, has a lien on all its Sale Stock and no other mortgages, pledges, liens or encumbrances of any kind exist on the Sale Stock. Prior to each Closing, Seller shall cause the existing lien to be removed with respect to the Sale Stock being transferred at such Closing, and shall provide evidence (satisfactory to Buyer’s counsel) of such removal and the termination of such lien with respect to the Sale Stock to be transferred to Buyer under Section 1.1 at such Closing. Buyer may, if required to remove the existing lien on the transferred Sale Stock, pay all or a portion of the purchase price payment due hereunder to the lien holder. Prior to the Final Closing, Seller shall not allow any new mortgages, pledges, liens or encumbrances of any kind on the Sale Stock, provided, however, Seller may allow an assignment or replacement of the existing security interest as part of a refinancing of its existing debt, and provided, further, that all obligations herein pertaining to the termination of such security interest prior to the transfer of the Sale Stock shall apply to such replacement security interest.

(c) Between the date of this Agreement and the final patronage payment on October 31, 2015, Buyer shall not allow the Company to issue any equity or membership interest in the Company.

4.4 Notification. Between the date of this Agreement and the Final Closing, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller’s representations, warranties or covenants in this Agreement or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of such representation or warranty or covenant had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

4.5 Announcements. Prior to Buyer publicly disclosing this Agreement and the transactions contemplated herein pursuant to the rules and regulations of the U.S. Securities and Exchange Commission by filing a Form 8-K or issuing a press release as required by the rules of the NASDAQ Stock Market, no announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of any party hereto without the prior written approval of the other party. Seller understands that Buyer is a publicly traded company and that, unless and until this Agreement and the transactions contemplated herein are made public, Seller and each person to whom this Agreement or the transactions contemplated herein is disclosed (which shall only be on a “need to know basis”) may be privy to material, non-public information. Seller has been advised by Buyer and is otherwise aware that applicable securities laws prohibit any person or entity who has received material, non-public information from purchasing or selling securities of Buyer or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Buyer. Accordingly, Seller understands and shall apprise those to whom it discloses the existence of this Agreement or the transactions contemplated herein of the need for confidentiality and the potential consequences of trading in the securities of Buyer.

4.6 Patronage. After the date hereof and until this Agreement is terminated, all patronage payments to the shareholders of the Company shall be 100% cash.

4.7 Implementing Synergies. Notwithstanding any provision herein or in the Settlement Agreement to the contrary, Buyer shall have the right to take reasonable steps to implement synergies it identifies, in its reasonable business judgment, between Buyer and the Company; provided, such steps are not economically detrimental to the interests of any member.

4.8 Best Efforts. Between the date of this agreement and the Final Closing, the parties will use their commercially reasonable best efforts to fulfill their obligations hereunder and to cause such conditions to closing identified herein to be timely satisfied.

ARTICLE V

CONDITIONS OF CLOSING

5.1 Board Approval. Each party has as a condition to the Closings that it obtain the approval of its respective board of directors as provided for in this Section 5.1. Each party shall take the appropriate and necessary steps to call a meeting of its Board of Directors for the purpose of approving this Agreement and the transactions contemplated herein on or prior to December 2, 2011. In the event such board meeting is held and the Board fails to approve this Agreement and the transactions contemplated herein, such party may, by written notice to the other party on or prior to December 6, 2011, exercise its right to terminate this Agreement without any further obligation hereunder. In the event that the party does not provide said written notice on or before December 6, 2011, regardless of whether such party has received the appropriate approval of its board of directors, such party will be deemed to have waived its right to terminate under this Section 5.1 and shall thereafter be bound to this Agreement and be obligated to proceed with the Closings described in Article I above.

5.2 Conditions Precedent to Buyer’s Obligation to Close. Buyer’s obligation to purchase the Sale Stock on each of the four Closing Dates is subject to the satisfaction, at or prior to each Closing Date, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

(a) Accuracy of Representations. All of Seller’s representations and warranties in this Agreement must be accurate in all respects as of the date of this Agreement and as of each Closing Date as if made on such Closing Date.

(b) Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to each Closing Date must have been duly performed and complied with in all material respects.

(c) Additional Documents. Seller must have delivered to Buyer such documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Seller’s representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by the Seller, (iii) evidencing the satisfaction of any condition referred to in this Article V, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement, including, without limitation, the deliverables described in Section 1.2 above.

(d) No Conflicts. Since the date of this Agreement, there must not have been commenced or threatened against Buyer or Seller, or against any person affiliated with Buyer or Seller, (a) any proceeding involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the contemplated transactions. There must not have been made or threatened by any person any claim asserting that such person is the holder or beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Sale Stock. Neither the consummation nor the performance of any of the transactions contemplated in this Agreement will, directly or indirectly (with or without notice or lapse of time), materially contravene, conflict with, or result in a material violation of, or cause the Buyer to suffer any material adverse consequence under any applicable federal, state, local, municipal or other administrative order, law, ordinance, regulation, statute or treaty. There must not be in effect any legal requirement or any injunction or other order that prohibits the sale of the Sale Stock by Seller to Buyer.

5.3 Conditions Precedent to Seller’s Obligation to Close. Sellers’s obligation to sell the Sale Stock on each of the four Closing Dates is subject to the satisfaction, at or prior to each Closing Date, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

(a) Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement must be accurate in all respects as of the date of this Agreement and as of each Closing Date as if made on such Closing Date.

(b) Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to each Closing Date must have been duly performed and complied with in all material respects.

(c) Additional Documents. Buyer must have delivered to Seller such documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any of Buyer’s representations and warranties, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by the Buyer, (iii) evidencing the satisfaction of any condition referred to in this Article V, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

(d) No Conflicts. Since the date of this Agreement, there must not have been commenced or threatened against Buyer or Seller, or against any person affiliated with Buyer or Seller, (a) any proceeding involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the contemplated transactions. Neither the consummation nor the performance of any of the transactions contemplated in this Agreement will, directly or indirectly (with or without notice or lapse of time), materially contravene, conflict with, or result in a material violation of, or cause the Seller to suffer any material adverse consequence under any applicable federal, state, local, municipal or other administrative order, law, ordinance, regulation, statute or treaty. There must not be in effect any legal requirement or any injunction or other order that prohibits the sale of the Sale Stock by Seller to Buyer.

ARTICLE VI

TERMINATION

6.1 Termination Events. This Agreement may, by written notice given prior to the Final Closing, be terminated:

(a) by mutual written agreement of Buyer and Seller;

(b) by either Buyer or Seller if a final non-appealable governmental order permanently enjoining or otherwise prohibiting the transactions contemplated hereby has been issued by a governmental authority of competent jurisdiction;

(c) by either Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other party and has not been cured within 30 days of delivery by the non-breaching party of a written notice describing such breach; or

(d) in accordance with Section 5.1 upon the failure of a party to timely obtain board approval.

6.2 Effect of Termination. Except with respect to a termination under Subsection 6.1(c) above, each party’s right of termination under Section 6.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 6.1, all further obligations of the parties under this Agreement will terminate, provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE VII

MISCELLANEOUS

7.1 No Right to Distributions. Upon the consummation of each Closing, Seller forever releases and waives all its rights and claims with respect to the transferred Sale Stock, including, without limitation, all rights to distributions, dividends, refunds, patronage refunds or other distributions of any kind or nature, whether known or unknown, and however arising, except (i) the final payment of the fiscal year’s patronage to be paid in the October following such Closing, and (ii) the contingent purchase price payments described in Section 1.1.

7.2 Failure to Deliver Sale Stock. In the event that Seller, having become obligated to sell and transfer Sale Stock to Buyer hereunder, fails to deliver such Sale Stock in accordance with the terms of this Agreement within 5 days of having received written notice from Buyer of such failure, then, without limiting any other rights or remedies that Buyer may have, Buyer (if it has not already delivered to Seller the purchase price payment for such undelivered Sale Stock) may instead deliver such payment to the Company in the form of a certified check or bank check to be held in escrow for the benefit of Seller. Upon Seller’s failure to deliver such Sale Stock within 5 days of Buyer’s delivery of the written notice, all Seller’s rights with respect to such Sale Stock that was to be transferred to Buyer shall be immediately terminated and Seller’s sole right will be to receive the payment held in escrow (provided Seller has not already received payment from Buyer for such Sale Stock). Buyer shall immediately have all the financial and governance rights with respect to such Sale Stock and may request Company to cancel on its books and records Seller’s certificate(s) representing such shares and reissue a new certificate for such Sale Stock in the name of Buyer. Moreover, Seller’s failure to deliver the Sale Stock within 5 days of receiving Buyer’s written notice shall result in an immediate and irrevocable termination of Seller’s right to receive any contingent purchase price payment, as described in Section 1.1, with respect to such undelivered Sale Stock.

7.3 Specific Performance. The parties each acknowledge that the provisions of this Agreement are of a special and unique nature, the breach of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of any such provisions would cause the other party irreparable harm. In the event of a breach or threatened breach of this Agreement by the other party, the non-breaching party will be entitled to injunctive and other equitable relief in addition to any other rights and remedies available to such party for such breach or threatened breach. Nothing in this Section will be construed as prohibiting any party from, or limiting any party in, pursuing any rights and remedies available to such party for any breach or threatened breach of any provision of this Agreement.

7.4 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

7.5 Expenses. Each party shall pay its own costs and expenses in connection with the consummation of the transactions contemplated by this Agreement.

7.6 Governing Law; Consent to Jurisdiction. This Agreement will be construed in accordance with and governed by the laws of the State of Kansas applicable to agreements made and to be performed in such jurisdiction without reference to conflicts of law principles. The parties each irrevocably consent that any legal action or proceeding against it under, arising out of or in any manner relating to this Agreement or any other agreement, document or instrument arising out of or executed in connection with this Agreement may be brought only in the federal or state courts sitting in the State of Kansas. The parties further irrevocably consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to it by hand or by mail in the manner provided for in Section 7.9 hereof. The parties hereby expressly and irrevocably waive any claim or defense in any action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

7.7 Waiver of Jury Trial. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

7.8 Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other party; provided, however, that Buyer may assign its rights, but not its obligations, under this Agreement to any subsidiary of the Buyer (other than the Company) and, provided further, either party may assign its rights and obligations hereunder to any successor entity that (i) purchases all, or substantially all of the assets of such party or (ii) merges with or into such party.

7.9 Notices. All communications or notices required or permitted by this Agreement shall be in writing and given (i) by hand delivery in person to an officer of the other party, (ii) by certified or registered mail, postage prepaid, return receipt requested, or (iii) by a nationally recognized overnight courier service. Notices so given shall be effective upon receipt by the party to which notice is delivered or the date indicated as the delivery date or attempted delivery date when sent by certified mail or registered mail, or 24 hours after such notice has been delivered to the nationally recognized courier, prepaid for overnight delivery. All notices shall be addressed as follows, unless and until either of such parties notifies the other in accordance with this Section 7.9 of a change of address:

If to the Seller:	MFA Oil Company
Attention: Jerome Taylor, President
One Ray Young Drive
P.O. Box 519
Columbia, MO 65205-0519

If to the Buyer:	CHS Inc.
Attention: Lisa Zell, General Counsel
5500 Cenex Drive
Inver Grove Heights, MN 55077

7.10 Further Assurances. The Buyer, on the one hand, and the Seller, on the other hand, shall, at its own cost and expense, duly execute and deliver such further instruments and documents and take all such further action, as may be necessary or proper in the reasonable judgment of the requesting party to carry out the provisions and purposes of this Agreement.

7.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. Signatures may be executed by facsimile, emailed in .PDF form or exchanged by some other electronic means, and such signatures shall be binding and deemed to be originals.

7.12 Severability. Upon a finding of the invalidity or unenforceability of any particular provision of this Agreement, the remaining provisions hereof will be construed in all respects as if such invalid or unenforceable provisions were omitted unless the exclusion of the invalid or unenforceable provision renders the enforcement of this Agreement grossly unreasonable and impracticable. All provisions of this Agreement will be enforced to the fullest extent permitted by law.

7.13 Third Party Beneficiaries. Except as expressly provided by this Agreement, nothing in this Agreement will confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

7.14 Rule of Construction. The parties hereto acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such counsel as they desired, and has contributed to its revisions. The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to both parties and not in favor of or against any party. The provisions of this Article VII shall survive any termination of this Agreement.

7.15 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Stock Transfer Agreement to be duly executed as of the day and year first above written.

*BUYER*

CHS INC.

By:	/s/ Jay Debertin
Its: Executive VP & COO

*SELLER*

MFA OIL COMPANY

By:	/s/ Jerome Taylor
Its: CEO & President

EXHIBIT A

Example of Contingent Payment Calculation

	A	B	C	D	E	B + D – E
	Unleaded GRP-3 Platts Low	Adjusted Unleaded GRP-3 Platts Low[1]	#2ULSD GRP-3 Platts Low	Adjusted #2ULSD Platts Low[2]	Crude Nymex $$	Crack Spread $$
September	$2.7786	$70.0207	$2.9849	$50.1463	$85.61	$34.56
October	$2.7308	$68.8162	$3.0172	$50.6890	$86.43	$33.08
November	$2.6367	$66.4449	$3.0631	$51.4601	$94.26	$23.64
December	$2.6086	$65.7367	$3.0490	$51.2232	$94.19	$22.77
January	$2.6086	$65.7367	$3.0329	$50.9527	$94.13	$22.56
February	$2.6190	$65.9988	$3.0260	$50.8368	$94.09	$22.75
March	$2.6776	$67.4755	$3.0231	$50.7881	$94.02	$24.24
April	$2.7138	$68.3877	$3.0086	$50.5445	$93.95	$24.98
May	$2.6998	$68.0349	$2.9871	$50.1833	$93.85	$24.37
June	$2.6829	$67.6091	$2.9852	$50.1514	$93.73	$24.03
July	$2.6621	$67.0849	$2.9833	$50.1194	$93.60	$23.60
August	$2.6431	$66.6061	$2.9879	$50.1967	$93.47	$23.33

	Annual Average Crack Spread Margin					$25.33
	Crack Spread Target					($17.50)

	Avg. Crack over Target					$7.83

Total Sales or Production:

BBLS
Gasoline	16,536,000
Distillate	15,457,000

Total	31,993,000

Contingent Price:

Relevant Year August 31st	Sales or Production %	Contingent Payment Based on Year[3]
2013	1.30755%	$3,275,481
2014	2.61510%	$6,550,961
2015	2.61510%	$6,550,961
2016	4.34000%	$10,871,925
2017	3.03245%	$7,596,445

[1]	Column A x 42 x 60%
[2]	Column C x 42 x 40%
[3]	31,993,000 BBLS x Sales or Production % x $7.83

EXHIBIT B

1995 Settlement Agreement

(See Attached)

AGREEMENT

THIS AGREEMENT is dated June 9, 1995, and is among CENEX, INC., a Minnesota cooperative corporation (“CENEX”), GROWMARK, INC., a Delaware corporation (“GROWMARK”), and MFA Oil Company, a Missouri farm marketing cooperative association (“MFA Oil”). In consideration of the agreements set forth herein, CENEX, GROWMARK and MFA Oil (collectively, the “Parties”) hereby agree as follows:

1. BACKGROUND. CENEX, GROWMARK and MFA Oil collectively are the 100% members and owners of National Cooperative Refinery Association, a Kansas cooperative association (“NCRA”), which owns and operates a petroleum refinery near McPherson, Kansas (the “NCRA Refinery”) and related assets. The Parties have had various disputes concerning the governance of NCRA and operations of its business, and those disputes are resolved by entry into this Agreement.

2. GOVERNANCE OF NCRA. From and after the date hereof:

a. Board Composition. NCRA will be governed by a six-member board of directors, four of whom will be appointed by CENEX, one of whom will be appointed by GROWMARK, and one of whom will be appointed by MFA Oil.

b. No Executive Committee. NCRA’s executive committee will be dissolved, and will not be re-constituted unless approved by the unanimous vote of the board of directors and no committee of the NCRA board shall be delegated any of the duties or functions of the board without the unanimous vote of the board of directors.

3. NCRA MANAGEMENT. The parties agree as follows with respect to management of NCRA’s business and operations:

a. General Manager. The day-to-day operations of NCRA and the NCRA Refinery will be managed by a General Manager to be employed by NCRA. The General Manager will report to the NCRA board of directors. The initial General Manager will be selected as soon as practicable by the unanimous vote of the NCRA board of directors. The NCRA board of directors shall use its best efforts to reach a consensus on the appointment of subsequent General Managers.

b. No Management Agreement. NCRA will not enter into any agreement to provide general management of NCRA, unless the agreement is approved by the unanimous vote of the board of directors.

c. Outsourcing. Notwithstanding paragraph 3(b) above, NCRA may, with approval of the board of directors, enter into agreements with one or more organizations or entities, including a member-owner, to provide specified administrative services, such as payroll, accounting or human resources functions, as long as an economic analysis is presented to the board showing that the service agreement is advantageous to NCRA, and is not economically detrimental to any member. The economic analysis to be presented to the board, with supporting documentation, shall be provided to all board members at least 60 days before the board meeting at which such agreement is to be presented, and any member-owner reasonably requesting information relating to the subject of the agreement shall be provided with such information within ten (10) working days of the request of the member-owner. Failure of a member-owner to object to an agreement on the basis of an economic detriment and provide documentation in support of such detriment at the time the agreement is considered by the board of directors, shall be deemed a waiver of the right to object to the agreement. It is the expectation of the Parties that each such agreement shall, if appropriate, be evaluated by the board of directors based upon alternative proposals for such services.

d. No Member Employees. NCRA will not employ any person who is also an employee of any of the member-owners unless such employment is approved by a unanimous vote of the board of directors.

4. NCRA OPERATIONS. It is the intention of the Parties that NCRA be operated fairly for all members. To that end, the Parties agree as follows with respect to the operation of the NCRA Refinery and the business of NCRA:

a. Cooperative Operation. NCRA will continue to operate on a cooperative basis, as contemplated in its Bylaws, and NCRA will continue to allocate and distribute its earnings consistent with its historic patronage policy.

b. Product Allocation and Availability. NCRA will continue to follow historic policies with respect to product allocation, availability, reserves and storage based on ownership.

c. Product Sales and Deliveries. NCRA will sell the products allocated to its member-owners F.O.B. at the NCRA Refinery at time of tender, at prices specified from time to time by NCRA according to the pricing methodology historically in effect for pipeline tender purchases. Scheduling of product deliveries to the member-owners will be made pursuant to policies and procedures that are equitable to all the member-owners.

d. Relationship to Laurel Refinery. CENEX owns and operates a petroleum refinery located in Laurel, Montana. The Parties agree that the NCRA Refinery will be operated independently of CENEX’s Laurel refinery. However, if opportunities arise for coordination of specific activities or functions at the NCRA Refinery and CENEX’s Laurel refinery, and it can be reasonably demonstrated through economic analysis presented to the NCRA board that such coordination is likely to reduce the costs or increase the profitability of NCRA and will not be economically detrimental to the interest of any member, then the board of directors may approve the coordination of the specific activity or function. The economic analysis to be presented to the board, with supporting documentation, shall be provided to all board members at least 60 days before the board meeting at which such coordination proposal is to be presented, and any member-owner reasonably requesting information relating to the subject of the coordination proposal shall be provided with such information within ten (10) working days of the request from the member-owners. Failure of a member-owner to object to such coordination proposal on the basis of economic detriment and provide documentation in support of such detriment at the time such coordination proposal is considered by board of directors, shall be deemed a waiver of the right to object to such coordination proposal.

e. Fair Treatment. The board of directors of NCRA will treat all of its member-owners fairly without benefitting one member to the detriment of others and will assure that NCRA management does the same.

f. NCRA Mission Statement. The Parties agree that NCRA will be operated to provide the member-owners with a dependable, long-term supply of high quality petroleum products at a competitive price while realizing an adequate rate of return on investment.

g. Capital Expenditures. NCRA will continue to make capital expenditures consistent with historic practice and/or intended to allow NCRA to continue to be a modern and efficient refinery which operates consistently with applicable laws and regulations.

5. BUY-OUT OPTION.

a. Trigger Events. If any one of the following events occurs without the unanimous consent of the board of directors (each being referred to herein as a “Trigger Event”):

i. any change is made in NCRA’s patronage policy as set forth in paragraph 4(a); or

ii. any change is made in NCRA’s product allocation, availability, reserve or storage policy as set forth in paragraph 4(b); or

iii. any change is made in NCRA’s fuel sales and deliveries as set forth in paragraph 4(c); or

iv. NCRA discontinues operating on a cooperative basis as set forth in paragraph 4(a) above; or

v. Any changes is made in the composition of the board of directors from that contemplated by paragraph 2(a) above; or

vi. NCRA enters into a management agreement, as proscribed in paragraph 3(b) above; or

vii. NCRA sells all or substantially all of its assets in a manner other than an arms length bona fide sale.

then, in any such event, GROWMARK and MFA Oil will each have the right (exercised independently or together) to require CENEX to purchase all of its ownership interests in NCRA at a cash price equal to the fair market value of the ownership interests, as provided in this paragraph 5. If a Trigger Event occurs, in order to exercise its buy-out right, GROWMARK or MFA Oil shall submit a written notice to CENEX within 90 days after the occurrence of the Trigger Event, specifying the Trigger Event and the date it occurred, and indicating the selling member-owner’s irrevocable election to require CENEX to purchase its ownership interests in NCRA and stating the member-owner’s determination of the fair market value of its ownership interests as of the date of the Trigger Event (“Trigger Date”). Within 30 days after the receipt of the selling member-owner’s notice of its determination of fair market value, CENEX shall submit a written notice to the selling member-owner stating either that (i) it denies that a Trigger Event has occurred, in which case the determination of the existence of a Trigger Event and the obligation to arbitrate shall be submitted to the Court pursuant to Section 10 hereof, (ii) CENEX agrees with the member-owner’s determination of fair market value, in which case a closing for the sale and purchase shall be held within 30 days, or (iii) CENEX does not agree with the member-owner’s determination of fair market value, in which case the selling member-owner and CENEX shall submit to binding arbitration to determine the fair market value. If CENEX fails to notify the selling member-owner within the 30-day period, CENEX shall be deemed to have accepted the existence of the Trigger Event and to have elected to submit the matter of fair market value to binding arbitration.

b. Status Quo Preserved. Once a Trigger Event has been determined to have occurred, NCRA shall revert to operating in the manner set forth in paragraph 4 until the Closing Date (as defined below) as if no such event had occurred. It is the intention of the parties that the status quo at NCRA, as set forth in paragraph 4, shall be preserved until the Closing Date.

c. Election to Purchase Non-selling Member-Owner’s Interest. In the event either Growmark or MFA (but not both) exercise their right under this paragraph 5, CENEX may, at its sole option, elect to purchase the ownership interest of the other member-owner at a price to be mutually agreed upon by the Parties, or in the absence of such agreement, pursuant to arbitration as provided in this paragraph 5. CENEX shall provide the other member-owner with written notice of its intention to exercise its purchase option, and the determination of a selling price and the closing of the purchase shall occur as provided in this paragraph 5 at the same time and in the same proceeding involving the other member-owner.

d. Full Access to Information. All members shall have full and equal access to NCRA’s financial statements, projections and other documents and information relating to the financial condition of NCRA. No member may interfere with any other member’s access to such information.

e. Closing. If the matter is submitted for binding arbitration, the arbitration proceeding shall be conducted in the same manner specified in paragraph 9 below, and a closing for the sale and purchase shall be held within 30 days after the date of the arbitration decision of fair market value (“Closing Date”).

At any closing under this paragraph 5, (i) CENEX will pay to the selling member-owner(s) in cash the fair market value as of the Trigger Date, and (ii) the selling member-owner(s) will transfer to CENEX all of their ownership interests in NCRA, and cause their respective representative on the board of directors to resign, and release their respective rights to further product and patronage allocations from NCRA. If the Trigger Event is a sale under paragraph 5(a)(vii) that has already occurred, at the closing CENEX will pay to the other member-owner(s) the fair market value as of the Trigger Date less the sale proceeds received by the other member-owner(s).

f. Exclusive Remedy. If any Trigger Event occurs, the right of GROWMARK and MFA Oil to exercise the buy-out right specified in this paragraph 5 shall be their sole and exclusive remedy arising from the Trigger Event, except GROWMARK and MFA Oil may obtain other relief through the arbitration if CENEX breaches subparagraph 5(b) above regarding operations between the Trigger Date and the Closing Date.

6. MERGER OR PURCHASE OPTION.

a. Merger or Consolidation. The Parties agree that CENEX (as the majority owner of NCRA) shall retain the right to cause a merger or consolidation involving NCRA and either CENEX, a wholly-owned subsidiary of CENEX or any other entity, to occur, subject to the statutory dissenters and appraisal rights as provided under Kansas Statutes, Section 1642 (or any successor provision).

b. Voluntary Purchase. GROWMARK and MFA Oil each hereby agree that in lieu of a formal merger CENEX may, at its sole option, elect to purchase the ownership interests of GROWMARK and MFA Oil at a price to be mutually agreed upon by the Parties, or in the absence of such agreement, for fair market value as provided in paragraph 5 above. CENEX shall provide GROWMARK and MFA Oil with written notice stating its intention to elect its purchase option under this paragraph 6, together with CENEX’s written proposal for the purchase price. If CENEX and the minority members are unable to agree upon the purchase price within ninety (90) days after the date CENEX provides notice stating its intention to elect to exercise its rights pursuant to this paragraph 6, then the value shall be determined in arbitration pursuant to the terms of paragraph 5 hereof and the closing of the purchase shall occur as provided in paragraph 5 above. The date CENEX provides its notice of intention to exercise its purchase option shall be the Trigger Date for purposes of applying the terms of paragraph 5.

c. Status Quo Preserved. The status quo at NCRA shall be maintained consistent with paragraph 4 of this Agreement until the Closing Date.

7. TERMINATION OF MEMBERS’ AGREEMNT. The Members’ Agreement dated as of June 15, 1989, among NCRA and the Parties to this Agreement is hereby terminated. The Parties agree to enter into a separate agreement among themselves and NCRA before the Effective Date memorializing the termination of the Members’ Agreement.

8. ARTICLES AND BYLAW AMENDMENTS. The Parties agree to take all actions necessary to cause formal amendments to the Articles of Incorporation and Bylaws of NCRA to be approved and adopted as soon as practicable after the date hereof to give effect to the board of directors composition described in paragraph 2(a) above, to eliminate references to the executive committee, to provide for a General Manager as contemplated in paragraph 3(a) above, and to otherwise conform the Articles of Incorporation and Bylaws to the agreements and principles set forth in this Agreement. The Parties shall agree upon the language of the formal amendments in an addendum to be attached and incorporated into this Agreement by the Effective Date.

9. ARBITRATION. Except as to statutory appraisal proceedings as contemplated by paragraph 6 above or issues of arbitrability as contemplated by paragraphs 5 and 10, any controversy or claim arising out of or related to this Agreement shall be settled by arbitration, and judgment upon the award entered by the arbitrators may be entered in any court having proper jurisdiction. Any party may seek relief in the form of specific performance, injunctive or other equitable relief in order to enforce the decision of the arbitrators. The Parties shall have such additional remedies as may otherwise be provided by law with respect to disputes involving issues which are not addressed by this Agreement.

Any such arbitration proceeding shall be conducted in Kansas City, Missouri, or in such other location as the Parties may agree. The arbitrators shall apply Kansas law in all arbitrations hereunder, without regard to principles of conflicts of law. In all arbitration proceedings to determine fair market value under paragraphs 5 or 6 above, each party shall bear its own expenses, including attorney’s fees, costs and expenses (including expert fees). In all arbitration proceedings except those to determine fair market value under paragraphs 5 or 6 above, the prevailing party shall be entitled to recover from the losing party all expenses incurred in connection with the arbitration, including all reasonable attorney’s fees, costs and expenses (including expert fees), unless the arbitrators determine that no party is a prevailing party or that other circumstances make an award of expenses unjust. The reasonableness of any fees and expenses awarded shall be determined by the arbitrators.

The procedures to be followed in arbitration conducted under this Agreement are set forth in Exhibit A attached hereto and incorporated herein.

10. COURT JURISDICTION. In the event that a party to this Agreement denies that a dispute or disagreement between the Parties is subject to arbitration, as set forth in Paragraph 9 above, or CENEX denies that a Trigger Event has occurred, as set forth in paragraph 5 above, then in that event, the United States District Court for the District of Kansas, the Honorable John W. Lungstrum, presiding, shall retain jurisdiction to resolve the dispute or disagreement regarding arbitrability.

11. BOARD APPROVAL. This Agreement is subject to approval by the respective board of directors of each of the Parties. The officers or representatives signing this Agreement on behalf of the Parties each agree to recommend such approval to its board of directors, and to use their best efforts to cause this Agreement to be approved by its board of directors as soon as practicable after the date hereof.

12. STIPULATION OF DISMISSAL, RELEASE AND EFFECTIVE DATE. Upon the occurrence of each of the following events: (a) approval of this Agreement by the Board of Directors of each party, as provided for in paragraph 11, (b) termination of the Members’ Agreement by the Parties and NCRA in a separate agreement, as provided for in paragraph 7, and (c) approval by the Parties of the language of Amendments to the NCRA Articles of Incorporation and Bylaws, as provided for in paragraph 8, the Parties shall execute the Stipulation of Dismissal attached hereto as Exhibit B, and the Release attached hereto as Exhibit C, each of which is hereby agreed to in form, and submit this Agreement for approval by Judge Lungstrum, along with the draft Order attached hereto as Exhibit D. The date of execution of the Stipulation of Dismissal and Release shall be the “Effective Date.”

13. MISCELLANEOUS.

a. Amendments. This Agreement may be amended only by a written document signed on behalf of all of the Parties.

b. Changes in Law. If any change in law or in the interpretation thereof occurs after the date hereof which is inconsistent with the agreements and principles stated herein, the Parties will use their best efforts to mutually agree on changes or amendments to this Agreement in response to the change in law which are as consistent as possible with the spirit of this Agreement, and any such change or amendment to this Agreement will not be deemed to be a Trigger Event.

c. Governing Law. This Agreement shall be governed by the laws of the State of Kansas.

d. Assignment; Binding Effect. This Agreement may not be assigned by any Party without the written consent of the other Parties. This Agreement will be binding upon the Parties and their permitted successors and assigns and shall be binding upon any holder of any NCRA common stock pledged, encumbered, sold, transferred or otherwise disposed of and at the request of NCRA the Parties shall take appropriate actions to provide for the placement of a legend consistent with this provision on all stock certificates evidencing NCRA common stock.

e. Counterparts. This Agreement may be executed in counterpart originals, each of which shall be considered a complete original agreement.

f. Entire Agreement. This Agreement represents the entire agreement and understanding of the Parties hereto with reference to the matters set forth herein (except as to the Articles and Bylaws Amendments in paragraph 8, and the agreement memorializing the termination of the Members’ Agreement in paragraph 7), and no representations, warranties, or covenants have been made in connection with this Agreement other than those expressly set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements among the Parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.

g. Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of the remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated. It is the intention of the Parties that they would have executed the remaining portion of this Agreement without including any such part which may hereafter be declared invalid.

h. Authority of Signatories. The signatories hereto each represent and warrant that (a) they have full authority to execute this Agreement on behalf of each of the Parties for whom they sign; and (b) they are acting within the course and scope of such authority in executing this Agreement.

i. Waivers. Except as otherwise provided herein, the failure of any Party to enforce at any time any provisions of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other breach.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective chief executive officers as of the date stated in the first paragraph above.

CENEX, INC.

By:	/s/ Noel K. Estenson
Its CEO

GROWMARK, INC.

By:	/s/ Norman T. Jones
Its CEO

MFA OIL COMPANY

By:	/s/ Dale H. Creach
Its CEO

STATE OF Minnesota	)
	)	SS.
COUNTY OF Dakota	)

The foregoing was acknowledged before me this 9th day of June, 1995, by Noel K. Estenson, the CEO of CENEX, INC. on behalf of CENEX, INC.

/s/ Mary L. Just
Notary Public

STATE OF Illinois	)
	)	SS.
COUNTY OF McLean	)

The foregoing was acknowledged before me this 13th day of June, 1995, by Norman T. Jones, the CEO of GROWMARK, INC. on behalf of GROWMARK, INC.

/s/ R. Stephen Carr
Notary Public

STATE OF Missouri	)
	)	SS.
COUNTY OF Boone	)

The foregoing was acknowledged before me this 13th day of June, 1995, by Dale H. Creach, the President of MFA OIL COMPANY on behalf of MFA OIL COMPANY.

/s/ Beverly Twellman
Notary Public

ARBITRATION PROCEDURES

This Appendix sets forth the procedures to be followed in all arbitration conducted pursuant to Paragraphs 5, 6(b) and 9 of the settlement agreement (“Agreement”) entered into as of June 9, 1995 among GROWMARK, Inc., MFA Oil Company, and CENEX, Inc. (collectively the “Parties” and individually “Party”). This Appendix is incorporated by reference in the Agreement and made a part thereof.

1. Applicable Rules. Except as otherwise provided herein, the Center for Public Resources Non-Administered Arbitration Rules (hereinafter “CPR Rules”) in effect from time to time shall govern all arbitrations conducted pursuant to the Agreement. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16.

2. Pre-Arbitration Mediation. In the event that any Party desires to commence an arbitration under the Agreement against any other Party, the initiating Party shall before serving a notice of arbitration pursuant to CPR Rule 3, submit any dispute or controversy subject to arbitration under the Agreement, to mediation as provided below, unless otherwise agreed to by the Parties to that dispute. Such mediation shall be conducted by Hon. Ronald Newman, United States Magistrate Judge for the District of Kansas, or, if Judge Newman is not available, by a mediator agreed to by the Parties to the dispute, or by a mediator appointed by the CPR. The mediation shall be commenced by serving upon the opposing party(ies) and the mediator a demand for mediation. Unless extended by agreement of all parties to the dispute, the parties to the dispute shall have thirty (30) days after service of the notice of mediation to resolve the dispute in mediation. Unless extended by agreement of all parties to the dispute, an arbitration must be commenced by service of a notice of arbitration under CPR Rule 3 thirty (30) days after the demand for mediation.

Exhibit A

3. Selection of Arbitrators. Notwithstanding CPR Rule 5, and unless otherwise agreed by the parties to the arbitration, all arbitrations shall be conducted by a panel of three (3) independent arbitrators selected as provided by CPR Rule 6.4(b), except that no arbitrator selected shall be a current or former director, officer, employee, or agent of any party, or related to any person nor shall the arbitrators be an attorney, employee or former employee of a law firm that has represented one of the member companies. Two of the three arbitrators shall have oil refining industry experience. The parties hereby agree that the CPR shall take such actions as necessary to provide the parties with a panel of arbitrators consistent with the qualifications set forth above. The three arbitrators so selected are referred to herein as the “Tribunal.” All decisions of the Tribunal shall be by majority with all arbitrators participating.

4. Jurisdiction of the Tribunal. The provisions of CPR Rule 8, or any subsequent amendment to the CPR Rules governing the jurisdiction of the Tribunal shall not apply. All issues of arbitrability or the Tribunal’s jurisdiction shall be determined as provided for in Paragraph 10 of the Agreement.

5. Discovery. Each party to an arbitration shall be entitled to make a reasonable demand from the other party(ies) to produce documents likely to lead to discovery of admissible evidence. Each party may serve no more than twenty (20) interrogatories (as defined in the Federal District of Kansas Local Rules). Unless otherwise agreed to by all parties to the arbitration, or otherwise ordered by the Tribunal, all documents shall be produced, and all interrogatories answered, within twenty days of receipt. In arbitration proceedings to determine the fair market value of a Party’s stock, each party shall be entitled to take a deposition of each opposing party’s expert witness(es). Prior to the expert deposition, but not less than fifteen (15) days before the scheduled deposition, each party shall provide to each opposing party an expert report which discloses all information required under Rule 26(a)(2) of the Federal Rules of Civil Procedure. No depositions shall be allowed in all other arbitrations, unless permitted by the Tribunal.

6. Hearing. Unless otherwise agreed to by all parties to the arbitration, or otherwise ordered by the Tribunal, a hearing in any dispute shall commence no later than ninety (90) days after selection of the Tribunal.

7. Awards. Awards shall be issued within fourteen (14) days after the conclusion of the hearing. The Tribunal shall provide a written decision explaining the basis and reasoning for its award, and if damages are awarded, the basis for calculating, and the calculation of, the damages.

8. Pre-Award Interest. The Tribunal shall have the authority to award pre-award interest (at the Co-Bank national variable rate) other than in connection with an award establishing the fair market value of a Party’s stock.

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF KANSAS

GROWMARK, INC., a Delaware	)
Corporation, and MFA OIL	)
COMPANY, a Missouri farm marketing	)
Cooperative association,	)	Case NO. 94-2522 JWL
)
Plaintiffs,	)
)
v.	)	STIPULATION OF DISMISSAL
	)	WITH PREJUDICE
CENEX, INC., a Minnesota	)
Cooperative association,	)
NOEL K. ESTENSON, ROBERT C.	)
OEBSER, ELROY WEBSTER,	)
LLOYD K. ALLEN, JOHN G.	)
BROSTE, JOEL KOONCE, and	)
DAVID BAKER,	)
)
Defendants.	)
)
------------------------------------------------------------------------------)

The above-entitled matter, having been duly compromised and settled by and between the parties hereto, it is hereby stipulated and agreed by and between the attorneys for the respective parties pursuant to a Settlement Agreement:

1.	That the Settlement Agreement among CENEX, Inc., GROWMARK, Inc. and MFA Oil Company, a true and correct copy of which is attached hereto as Exhibit A, be approved by this Court,

2.	That the Court dismiss with prejudice this action, and without costs to any party,

Exhibit B

3.	That the Injunction entered by this Court on February 10, 1995, be dissolved, and

4.	That the Court retain jurisdiction over this matter for the purpose of enforcing the arbitration provision of the parties’ Settlement Agreement.

DATED: , 1995	DOHERTY, RUMBLE & BUTLER PROFESSIONAL ASSOCIATION

By:
Boyd H. Ratchye Minnesota Atty. Reg. No. 89746 David G. Martin Minnesota Atty. Reg. No. 67994

2800 Minnesota World Trade Center 30 East Seventh Street St. Paul, Minnesota 55101-4999 (612) 291-9333

Attorneys for CENEX, Inc., a Minnesota Cooperative Association, Noel K. Estenson, Robert C. Oebser, Elroy Webster, Lloyd K. Allen, John G. Broste, Joel Koonce and David Baker

DATED: , 1995	SONNENSCHEIN NATH & ROSENTHAL

By:
Alan S. Gilbert

8000 Sears Tower Chicago, IL 60606-6404 (312) 876-8000

Attorneys for GROWMARK, Inc., a Delaware Corporation and MFA Oil Corporation, a Missouri farm marketing cooperative association

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF KANSAS

GROWMARK, INC., a Delaware	)
Corporation, and MFA OIL	)
COMPANY, a Missouri farm marketing	)
Cooperative association,	)	Case NO. 94-2522 JWL
)
Plaintiffs,	)
)
v.	)
)
CENEX, INC., a Minnesota	)	RELEASE
Cooperative association,	)
NOEL K. ESTENSON, ROBERT C.	)
OEBSER, ELROY WEBSTER,	)
LLOYD K. ALLEN, JOHN G.	)
BROSTE, JOEL KOONCE, and	)
DAVID BAKER,	)
)
Defendants.	)
)
------------------------------------------------------------------------------)

WHEREAS, the above-named parties are desirous of compromising and settling their differences; and

WHEREAS, an Agreement by and between CENEX, Inc., a Minnesota cooperative association (“CENEX”), GROWMARK, Inc., a Delaware corporation (“GROWMARK”), and MFA Oil Company, a Missouri farm marketing cooperative association (“MFA Oil”), has been negotiated and entered into by and between these companies, to settle their differences with respect to the operations of National Cooperative Refinery Association, a Kansas Cooperative association (“NCRA”), a true and correct copy of which is incorporated hereto and made a part herein by reference as Exhibit A; and

Exhibit C

WHEREAS, it is the intent of the parties to this Release that entry into the Agreement shall be and is consideration for settlement of any and all claims by and between the parties;

NOW, THEREFORE, in consideration of entry into the Agreement, the above-named parties hereby mutually release and forever discharge one another and their employees, agents and attorneys, and their heirs, successors and assigns, from each and every claim, known or unknown, arising out of or in any way related to the allegations and causes of action as set forth and alleged in the pleadings in the above-captioned action, being Case No. 94-2522 JWL, in the United States District Court for the District of Kansas, including claims that have been dismissed from said action, which claims, inclusive of claims for costs and disbursements, attorney’s fees and actual and punitive damages, are hereby mutually released and forever discharged.

This Release incorporates and is inclusive of any and all claims or causes of action, known or unknown, whether in equity or law, which were alleged or could have been alleged, by any of the parties hereto, jointly or singly, arising out of the events as alleged in the pleadings hereto, through and inclusive of the date of the execution of this Release.

It is understood and agreed by and between the parties hereto, that this Release is entered into and made on behalf of each person, corporation or cooperative association, and each person, corporation or cooperative association’s predecessors in interest, successors in interest or heirs and assigns, and that this Release shall enure to the benefit of all.

This Release shall not be effective until the Agreement among CENEX, GROWMARK and MFA Oil is approved by the United States District Court for the District of Kansas.

It is further understood that upon court approval of the Agreement among CENEX, GROWMARK and MFA Oil, the Court’s injunction shall be dissolved in its entirety and it shall have no further force or effect as to the individuals named herein or the corporate signatories hereto.

GROWMARK, INC.

I,                              (print name), hereby execute this Agreement and certify that I am the                              (title) of GROWMARK, Inc., and that I am authorized to sign on behalf of GROWMARK, Inc.

DATED: , 1995
	By:	Norm Jones
Its:

MFA OIL COMPANY

I,                              (print name), hereby execute this Agreement and certify that I am the                              (title) of MFA Oil Company, and that I am authorized to sign on behalf of MFA Oil Company.

DATED: , 1995
	By:	Dale Creach
	Its:	CEO

CENEX, INC.

I,                              (print name), hereby execute this Agreement and certify that I am the                              (title) of CENEX, Inc., and that I am authorized to sign on behalf of CENEX, Inc.

DATED: , 1995
	By:	Noel K. Estenson
	Its:	CEO

DATED: , 1995
Robert C. Oebser

DATED: , 1995
Elroy Webster

DATED: , 1995
Lloyd K. Allen

DATED: , 1995
John G. Broste

DATED: , 1995
Joel Koonce

DATED: , 1995
David Baker

DATED: , 1995
Noel K. Estenson

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF KANSAS

GROWMARK, INC., a Delaware	)
Corporation, and MFA OIL	)
COMPANY, a Missouri farm marketing	)
Cooperative association,	)	Case NO. 94-2522 JWL
)
Plaintiffs,	)
)
v.	)
)
CENEX, INC., a Minnesota	)	ORDER
Cooperative association,	)
NOEL K. ESTENSON, ROBERT C.	)
OEBSER, ELROY WEBSTER,	)
LLOYD K. ALLEN, JOHN G.	)
BROSTE, JOEL KOONCE, and	)
DAVID BAKER,	)
)
Defendants.	)
)
------------------------------------------------------------------------------)

The above-entitled matter, having been duly compromised and settled by and between the parties hereto, and the parties having submitted a Stipulation and Dismissal with Prejudice, IT IS HEREBY ORDERED:

1.	That the Settlement Agreement among CENEX, Inc., GROWMARK, Inc. and MFA Oil Company, a true and correct copy of which is attached hereto as Exhibit A, is approved by this Court,

2.	That the Court dismisses with prejudice this action, without costs to any party,

Exhibit D

3.	That the Injunction entered by this Court on February 10, 1995, is hereby dissolved, and

4.	That the Court retains jurisdiction over this matter for the purpose of enforcing the arbitration provision of the Settlement Agreement between CENEX, Inc., GROWMARK, Inc. and MFA Oil Company.

DATED:                     , 1995

Honorable John W. Lungstrum
Judge of the United States District Court For the District of Kansas

AMENDMENT

This is an Amendment to the Agreement dated June 9, 1995 (the “Agreement”) by and among CENEX, Inc., a Minnesota cooperative corporation, GROWMARK, Inc., a Delaware corporation, and MFA Oil Company, a Missouri farm marketing cooperative association (collectively, the “Parties”). The Parties hereby agree as follows:

1. Paragraphs 7 and 12 of the Agreement are amended to eliminate the requirement that NCRA agree to terminate the Members’ Agreement prior to the execution of the Stipulation of Dismissal and Releases and the submission of the Agreement for approval by Judge Lungstrum called for under Paragraph 12 of the Agreement. This Amendment does not affect the parties’ obligation to execute the Termination Agreement terminating the Members’ Agreement as set forth in paragraphs 7 and 12 of the Agreement.

2. The Parties agree to present to the NCRA Board of Directors and have each of the Parties’ NCRA board representatives vote for NCRA’s approval of the Termination Agreement executed by the Parties and to require that NCRA execute the Termination Agreement within 60 days of the Effective Date of the Agreement.

3. This Amendment may be executed in counterpart originals, each of which shall be considered a complete original agreement.

IN WITNESS WHEREOF, the Parties to the Agreement have caused this Amendment to be signed by their respective officers as of the dates set forth below.

Dated: June 22, 1995	CENEX, INC.

	By:	/s/ Noel K. Estenson
Its Chief Executive Officer

Dated: June 23, 1995	GROWMARK, INC.

	By:	/s/ Norman T. Jones
Its Chief Executive Officer

Dated: June 23, 1995	MFA OIL COMPANY

	By:	/s/ Dale H. Creach
Its President

ADDENDUM

THIS ADDENDUM to the Agreement dated June 9, 1995 by and among CENEX, INC., a Minnesota cooperative corporation, GROWMARK, INC., a Delaware corporation, and MFA OIL COMPANY, a Missouri farm marketing cooperative association is made effective June 21, 1995.

1. ARTICLES AMENDMENTS. The amendments to the Articles of Incorporation of NCRA required by paragraph 8 of the Agreement shall be the amendments contained in the Restated and Amended Articles of Incorporation of National Cooperative Refinery Association attached hereto as Exhibit A.

2. BYLAW AMENDMENTS. The amendments to the Bylaws of NCRA required by paragraph 8 of the Agreement shall be the amendments contained in the Bylaws of National Cooperative Refinery Association attached hereto as Exhibit B.

3. APPROVAL OF AMENDMENTS. The Parties to the Agreement agree to present and approve the amendments as set forth in Exhibits A and B.

4. COUNTERPARTS. This Addendum may be executed in counterpart originals, each of which shall be considered a complete original agreement.

IN WITNESS WHEREOF, the Parties to the Agreement have caused this Addendum to be signed by their respective officers as of the effective date set forth above.

CENEX, INC.

By:	/s/ Noel K. Estenson
Its Chief Executive Officer

GROWMARK, INC.

By:	/s/ Norman T. Jones
Its Chief Executive Officer

MFA OIL COMPANY

By:	/s/ Dale H. Creach
Its President

Exhibit A

RESTATED AND AMENDED ARTICLES OF INCORPORATION

OF

NATIONAL COOPERATIVE REFINERY ASSOCIATION

KNOW ALL MEN BY THESE PRESENTS:

National Cooperative Refinery Association, a Kansas cooperative marketing association, originally incorporated on July 7, 1943 (the date of filing of its original Articles of Incorporation with the Office of the Secretary of State of Kansas), pursuant to the provisions of K.S.A. 1994 Supp. 17-1608 and K.S.A. 17-6605, hereby adopts restated Articles of Incorporation and amends its Articles of Incorporation, which restatement and amendment restates and integrates and also further amends the Articles of Incorporation as heretofore restated, amended or supplemented.

Such restatement and amendment made by these Restated and Amended Articles of Incorporation have been effected in conformity with the provisions of K.S.A. 1994 Supp. 171608 and K.S.A. 17-6605. At a regular meeting of the Board of Directors of the Association held on the      day of                 , 1995, the Board duly adopted resolutions setting forth the restatement and amendments hereafter set out to the Articles of Incorporation of the Association and declared the advisability of proposing such resolutions to the stockholders of the Association for their consideration of the adoption of the same. Thereafter, pursuant to said resolutions and in accordance with the Bylaws and the laws of the State of Kansas, said resolutions were presented at a special meeting of the stockholders for their consideration of said restatement and amendment, and thereafter, pursuant to due notice to all of the stockholders and in accordance with the statutes of the State of Kansas, on the      day of                 , 1995, said stockholders met and convened and considered said proposed restatement and amendment. Such restatement and amendment made by the Restated and Amended Articles of Incorporation were duly adopted by the stockholders of the Association on that date.

The Articles of Incorporation are hereby superseded by the following Restated and Amended Articles of Incorporation.

I

The name of the Association shall be NATIONAL COOPERATIVE ASSOCIATION.

II

The Association is organized as a non-profit association under the Cooperative Marketing Act, and it may serve any or all of the purposes expressed in Article 16, Chapter 17, Kansas Statutes Annotated, and, in particular it may engage in any activity in connection with the marketing or selling of the agricultural products of its stockholders, or with the harvesting, threshing, milling, preserving, drying, processing, canning, packing, storing, handling, shipping, or utilization thereof, or the manufacturing or marketing of the byproducts thereof, or in connection with the manufacturing, selling, or supplying to its stockholders of machinery, equipment, or supplies, or in financing of any of the said activities.

III

The registered office of the Association is located at 534 South Kansas Avenue, Topeka, Shawnee County, Kansas 66603, and the Association’s resident agent at such address is The Corporation Company, Inc.

IV

The Association is to exist to July 7, A.D. 2043.

V

The Association shall have six (6) directors. Four (4) directors shall be appointed by CENEX, Inc., a Minnesota cooperative corporation, one (1) director shall be appointed by GROWMARK, Inc., a Delaware corporation, and one (1) director shall be appointed by MFA Oil Company, a Missouri farm marketing cooperative association. Each of the aforementioned NCRA stockholders shall so appoint the directors at the NCRA annual meeting. A stockholder may at any time remove any director appointed by it and appoint a new director by giving written notice of such removal and appointment to the Association. A director may be removed only by action of the stockholder which appointed such director. Vacancies on the Board of Directors shall be filled by the stockholder which is entitled to appoint such director appointing a new director by giving written notice of such appointment to the Association. The appointment and removal rights herein shall be exercisable by any successor, assignee or transferee of any of the aforementioned stockholders that holds all of the stockholder’s stock in the Association. When the appointments have been made in accordance with this Article V, those appointed shall be deemed to be elected as the members of the Board of Directors. The terms of office of the directors shall be one (1) year from the time of their election and until their successors are elected and qualified.

VI

The authorized capital of the Association shall be the sum of $270,000,000.00, and the Association shall be authorized to issue capital stock as follows:

a.	Preferred shares of stock may be issued in the total sum of $3,500,000.00, the same to be divided into 140,000 shares of stock with a par value of $25.00 each. The Preferred Stock shall have no voting rights or powers and shall not participate in the management of the affairs of the Association. In case of dissolution or liquidation of the Association, the owners of the Preferred shares shall be entitled to receive the par value of their stock, plus any accrued and unpaid dividends thereon, before any payment or distribution is made to the holders of the Common Stock. Noncumulative annual dividends may be paid upon the Preferred Stock in such amount, and in such manner, as shall be fixed in the Bylaws. Preferred shares may be retired, in whole or in part, by the Board of Directors at any time by the mailing of notice thereof to the holder to his last known address. Thereafter, upon surrender of the stock certificate, the Association shall pay the holder thereof the par value thereof plus any declared but unpaid dividends. The Board of Directors may determine which particular shares shall be retired.

b.	Common Stock, Class A, may be issued in the total sum of $10,000.00 divided into 100 shares of stock with a par value of $100.00 each. Each common stockholder of the Association shall own at least one (1) share of the said stock. Holders of Class A Common Stock shall be entitled to cast one (1) vote for each of their shares of Class A Common Stock, except for the purpose of appointing directors in which case the procedure set forth in Article V shall govern. No dividends shall be payable thereon. Only such natural persons, partnerships, corporations or cooperative associations as are eligible in accordance with the Cooperative Marketing Act of the State of Kansas and are approved by the Board of Directors of the Association may be stockholders of Common Stock, Class A.

c.	Common Stock, Class B, may be issued in the total sum of $236,490,000.00 to be divided into 2,364,900 shares with a par value of $100.00 each. Said stock shall be coordinate with the Class A Common Stock of the Association in every respect. Holders of Class B Common Stock shall be entitled to cast one (1) vote for each of their shares of Class B Common Stock, except for the purpose of appointing directors in which case the procedure set forth in Article V shall govern. Only such natural persons, partnerships, corporations or cooperative associations as are eligible in accordance with the Cooperative Marketing Act of the State of Kansas and are approved by the Board of Directors of the Association may be stockholders of Common Stock, Class B.

d.	Common Stock, Class C, may be issued in the sum of $30,000,000.00 to be divided into 300,000 shares with a par value of $100.00 each. Holders of Class C Common Stock shall have no voting rights with respect to such shares. Only such natural persons, partnerships, corporations or cooperative associations as are eligible in accordance with the Cooperative Marketing Act of the State of Kansas and are approved by the Board of Directors of the Association may be stockholders of Common Stock, Class C.

VII

The provisions of the Kansas general corporation code and all powers and rights thereunder shall apply to the Association except where such provisions are in conflict with, or inconsistent with, the express provisions of Article 16, Chapter 17, Kansas Statutes Annotated and the amendments thereto from time to time.

IN WITNESS WHEREOF, the undersigned officers of the Association have hereunto set their hands and caused the seal of the Association to be affixed hereto this      day of                 , 1995.

NATIONAL COOPERATIVE REFINERY ASSOCIATION

By
Noel K. Estenson, Chairman of the Board

ATTEST

Norman T. Jones, Secretary

STATE OF	)
)ss:
COUNTY OF	)

The foregoing instrument was acknowledged before me this      day of                 , 1995, by Noel K. Estenson, Chairman of the Board, and Norman T. Jones, Secretary, of National Cooperative Refinery Association, a Kansas cooperative marketing association, on behalf of the Association.

Notary Public

My appointment expires:

(SEAL)

Exhibit B

BYLAWS

OF

NATIONAL COOPERATIVE REFINERY ASSOCIATION

(As Amended Effective                     , 1995)

NAME

Section 1. Name. The name of this cooperative corporation shall be NATIONAL COOPERATIVE REFINERY ASSOCIATION.

STOCKHOLDERS

Section 2. Qualifications of Common Stockholders. Only such natural persons, partnerships, corporations or cooperative associations as are eligible in accordance with the Cooperative Marketing Act of the State of Kansas and are approved by the Board of Directors of the Association may be common stockholders. The transfer of the Common Stock of the Association to persons not engaged in the production of agricultural products handled by the Association is prohibited, and such restrictions shall be printed upon every certificate of the Common Stock.

Section 3. Stockholder Business. The Association shall not deal in products of, or supplies for, persons who are not common stockholders to an amount greater in value than such as are handled for its common stockholders.

Section 4. Voting. The holders of Class A Common Stock and Class B Common Stock shall be entitled to cast one (1) vote for each of their shares of Class A Common Stock and Class B Common Stock, except for the purpose of appointing directors in which case Article V of the Association’s Restated and Amended Articles of Incorporation shall govern. All shares of the Association’s Class A Common Stock and Class B Common Stock shall be voted together as a single class. No class of stock of the Association other than Class A Common Stock and Class B Common Stock @ have voting rights.

SAVINGS AND OVERCHARGES

Section 5. Distribution. This Association shall at all times be operated as a non-profit cooperative Association in accordance with the provisions of the Cooperative Marketing Act of Kansas, as amended, for the purpose of furnishing crude petroleum, and refined petroleum products, at cost, to its common stockholders and subsidiaries and nominees of any of them, collectively hereinafter referred to as patrons; provided, however, that not to exceed fifty percent (50%), in value, of its total volume of business, exclusive of byproducts sales, in any fiscal year, may be transacted with any other customer or customers. Scheduling of product deliveries to patrons will be made pursuant to policies and procedures that are equitable to all patrons. The Association will sell the products allocated to its patrons F.O.B. at the Association’s refinery at time of tender, at prices specified from time to time by the Association according to the methodology historically in effect for pipeline tender purchases. Prices charged to patrons for products shall be uniform, except for such differences as may be attributable to differentials based upon grade, quality, place of delivery, and place of distribution. The excess, if any, of such prices over and above the actual cost to the Association of the goods and services supplied to such patrons shall belong to, and be refunded to, such patrons in proportion to their patronage as soon as may be practicable after the close of each fiscal year, or oftener if the Board should so order. The amount of any such overcharge shall at all times be the property of the patron to which it is refundable and shall at no time be the property or income of the Association.

The following procedure shall be employed for the purpose of determining the amount of such refund payable to each of the said patrons. As soon as may be practicable after the close of each fiscal year, or more often if the Board should so order, the total net savings of the Association for such year shall be determined in accordance with generally accepted accounting principles and practices adjusted for increases or decreases required in accordance with the applicable rules and regulations for the purpose of computing income taxes. From the total net savings thus ascertained, there shall be deducted the amount of any dividends payable upon the outstanding capital stock of the Association. From the remaining amount of net savings, there shall be deducted the net profit attributable to business done which is not with or for patrons, and the balance of net savings attributable to business done with or for patrons shall represent the refund due such patrons and shall be apportioned and distributed among them in the proportion that the volume of sales to each of such patrons during the said fiscal year bears to the total volume of sales to all such patrons during such year, either by departments or as a whole, as may be determined by the Board of Directors from time to time. The Association is obligated to make payments of the amounts so determined to the patrons by way of refunds or by way of credits to the capital account of each patron. The books and records of the Association shall be set up and kept in such a manner that at the end of each fiscal year the amounts of capital, if any, so furnished by each patron is clearly reflected and credited in an appropriate record to the capital accounts of each patron. The Association shall within 8-1/2 months after the close of each fiscal year notify each patron, in the form (to be determined by the Board of Directors) of a written notice of allocation (as defined in 26 U.S.C. 1388) of the amount of capital so credited to his or its account. Any remaining net savings not required to be distributed as dividends or as refunds to patrons shall constitute property and income of the Association subject to such distribution as may be required by law or, in the absence of any such requirement, as may be determined by the Board of Directors after making due provision for the payment of income taxes thereon.

Each person who hereafter applies for and is accepted as a common stockholder in this Association and each person who is a common stockholder of this Association on the effective date of this Bylaw who continues as a common stockholder after such date shall, by such act alone, consent that the amount of any distributions with respect to his or its patronage occurring after June 30, 1963, which are made in qualified written notices of allocations (as defined in 26 U.S.C. 1388) and which are received from the Association, will be taken into account by him or it at their stated dollar amounts in the manner provided in 26 U.S.C. 1385(a) in the taxable year in which such written notices of allocation are received by him or it.

The Association shall have a first lien on all shares of its Class B Common Stock and Class C Common Stock held by stockholders of the Association, and, where applicable, upon all distributions declared upon the same and upon all patronage refunds, for any indebtedness of the respective holders of Class B Common Stock and Class C Common Stock to the Association whether due or to become due, whether now existing or which may hereafter be created, whether contingent or fixed and whether primary or secondary.

Each common stockholder shall file in the registered office of the Association a written acknowledgment that the common stockholder has been provided a copy of this Bylaw and has consented thereto.

Section 6. Revolving capital. For the purpose of enabling the Association to obtain additional capital with which to carry on its operations, and for the purpose of enabling it to retire such capital in the order of its initial accumulation by years, the Association is authorized to issue and sell its Class B Common Stock or Class C Common Stock in payment of the foregoing patronage overcharges. The business of the patrons of the Association shall be transacted on the condition that the Board of Directors of the Association may pay the full amount of the aforesaid overcharges due and payable to the said patrons in such Common Stock. For such purposes the Association is authorized to pay such overcharges with respect to patronage overcharges to be apportioned and distributed to patrons pursuant to the procedure set forth in the preceding Section in Class B Common Stock at its face value with the same purpose and effect as if they had been paid in cash to such patrons and such patrons had returned such cash to the Association in payment of such stock. Likewise, if the Board of Directors of the Association shall have theretofore authorized any patron to purchase crude petroleum or refined petroleum products in quantities greater than such patron would have otherwise been entitled to purchase based upon such patron’s percentage ownership of Class B Common Stock, for such purposes the Association is authorized to pay such overcharge with respect to such excess purchases in Class C Common Stock at its face value with the same purpose and effect as if they had been paid in cash to such patrons and such patrons had returned such cash to the Association in payment of such stock. Capital arising from the issuance of such stock shall be used for the purpose of creating a revolving capital fund to finance the operations of the Association, and for the purpose of revolving such capital when, in the opinion of the Board of Directors, the financial condition of the Association will permit. When the Board of Directors so determines, the portion of the patronage overcharges available for such purpose shall be devoted to the retirement of the oldest outstanding certificates of such Common Stock by years. Such certificates may contain such other terms and conditions not inconsistent herewith as may be prescribed from time to time by the Board of Directors. They shall be issued in annual series and each such series may be retired in whole or in part on a pro rata basis, but only at the discretion of the Board of Directors, and only in the order of issuance by years. Upon the dissolution of the Association in any manner, after the payment of all secured and unsecured indebtedness and the retirement of all Preferred Stock at par, plus any dividends declared thereon and unpaid, the said Common Stock shall be retired together with Class A Common Stock on a coordinate basis by share.

If at any time the Board shall determine that the financial condition of the Association will not be impaired thereby, the capital then credited to patrons’ accounts, in form other than Class B Common Stock or Class C Common Stock, provision for revolvement and retirement of which is provided above, may be retired in full or in part. Any such retirement of capital shall be made in order of priority according to the year in which the capital was furnished and credited with respect to such class of stock, the capital first received and credited by the Association being first retired.

Section 7. Classes of Common Stock. Each common stockholder of the Association shall own at least one (1) share of the Class A Common Stock. The Class A Stock shall be issued only for a cash consideration of $100.00 per share. The Class B Common Stock and Class C Common Stock may be issued only to common stockholders of the Association and may be issued for cash or for the purpose of paying to the common stockholders their respective proportions of patronage overcharges in accordance with the preceding section. The Class B Common Stock and Class C Common Stock shall be issued in annual series designated on the face of the certificate in accordance with the fiscal year in which such patronage overcharges accumulate. No dividends shall be payable on any class of Common Stock.

MEETINGS

Section 8. Annual Meeting. There shall be an annual meeting of the stockholders of the Association. It shall be held either within or outside of the State of Kansas at such time and at such place as shall be determined by the Board of Directors.

Section 9. Special Meetings. Special meetings of the stockholders of the Association may be called at any time by the order of the Board of Directors and shall be called by the Chairman of the Board whenever two (2) common stockholders shall make such request. The request shall state the object of the meeting.

Section 10. Notice of Meeting. Notice shall be given by the Secretary of all meetings of the stockholders by mailing a notice thereof to each stockholder not less than ten (10) days preceding the date of the meeting. When common stockholders request a special meeting, notice of the time, place and purpose thereof shall be issued within ten (10) days from and after the presentation of the petition and such special meeting shall be held within thirty (30) days from and after the date of presenting the petition.

Section 11. Quorum. A majority of the common stockholders shall constitute a quorum.

Section 12. Order of Business. The order of the business at the annual meetings, and so far as possible at all other meetings of the stockholders, shall be:

1.	Calling of roll,

2.	Proof of notice of meeting,

3.	Reading and disposal of all unapproved minutes,

4.	Annual reports of officers and committees,

5.	Unfinished business,

6.	New business,

7.	Election of directors.

DIRECTORS AND OFFICERS

Section 13. Directors. The business affairs of the Association shall be managed and controlled by its Board of Directors. Directors shall be elected by the stockholders as set forth in Article V of the Association’s Restated and Amended Articles of Incorporation.

Section 14. Meetings. The organization meeting of the directors shall be held immediately following the annual meeting of the stockholders at which the directors are elected and at the same place. in addition thereto, regular meetings of the Board of Directors shall be held quarter annually or at such other times and at such places as the Board may determine. Special meetings shall be held whenever called by the Chairman of the Board and shall be called on the written request of any two (2) members of the Board; and any and all business may be transacted at such meetings. Notice of the time and place of all meetings, other than the organization meeting, shall be given to each director at least seven (7) days in advance of the meeting, if by mail, or at least forty eight (48) hours in advance of the meeting if by telephone or telegraph. A majority of the Board shall constitute a quorum.

Section 15. Compensation. For his attendance at any meeting of the Board of Directors and for all time spent upon business of the corporation, each director shall receive an allowance of Five Hundred Dollars ($500.00) per day, unless he is a salaried officer, and actual expenses.

Section 16. Officers. Officers of the Association shall consist of a Chairman, a Vice-Chairman, a General Manager, a Secretary and a Treasurer, which latter two offices may be held by one person, and such other officer or officers as the Board may determine, and shall be elected annually by the Board of Directors.

Section 17. Duties of the Chairman. The Chairman shall preside over all meetings of the stockholders of this Association and all meetings of its Board of Directors. He shall perform all acts and duties usually performed by a presiding officer. He shall sign on behalf of this Association all stock certificates and other instruments in writing within the framework of policies adopted by the Board of Directors. He shall perform any other duties in carrying out the policies adopted by the Board of Directors that may be prescribed by the Board of Directors.

Section 18. Duties of the Vice-Chairman. In the absence of the Chairman, the Vice-Chairman shall perform the duties of the Chairman; provided, however, that in case of death, resignation, or disability of the Chairman, the Board of Directors may declare the office vacant and elect his successor.

Section 19. General Manager. The Board of Directors shall select, employ, and fix the compensation of the General Manager. The General Manager shall be responsible for the efficient conduct of all of the Association’s affairs subject to the policies and determinations of the Board of Directors from time to time. To that end he shall keep the Board reasonably informed at all times on all matters substantially involving the policies or well-being of the Association. He shall have authority to sign on behalf of the Association all contracts, checks, or other instruments in writing within the framework of policies adopted by the Board of Directors; and he may delegate such authority on particular matters as in his discretion is required for efficient operation of the Association’s affairs. He shall perform such other duties as may be prescribed by the Board from time to time.

Section 20. Duties of the Secretary. The Secretary shall keep a complete record of all meetings of the Association and of the Board of Directors. He shall sign all stock certificates with the Chairman and such other papers pertaining to the Association as he may be authorized or directed to sign by the Board of Directors. He shall serve all notices required by law and by these Bylaws. He shall keep the corporate seal, the books and blank stock certificates, and complete and countersign all certificates issued, and affix the corporate seal to all papers requiring a seal. He shall keep complete stock certificate records. He shall make all reports required by law and shall perform such other duties as may be required of him by the Association or the Board of Directors. Upon the election of his successor, the Secretary shall turn over to him all books and other property belonging to the Association that he may have in his possession.

Section 21. Duties of the Treasurer. The Treasurer shall perform such duties with respect to finances of the Association as may be prescribed by the Board of Directors.

Section 22. No Delegation. The Board of Directors shall not delegate any of its duties or functions to any committee, including any executive committee, without the unanimous vote of the directors.

MISCELLANEOUS

Section 23. Fiscal Year. The fiscal year of this Association shall begin on October 1 and end on September 30 of each year.

Section 24. Audits. The books of this Association shall be audited promptly after the close of the fiscal year and as often in addition thereto as the Board of Directors may prescribe. The annual audit shall be reported to the stockholders at the annual meeting.

Section 25. Amendments. The right to make, alter, or repeal these Bylaws is vested in the Board of Directors, subject to the right of the common stockholders to make, alter, or repeal the same.

Section 26. Indemnification Provision. The indemnification provision of Kansas Statutes Annotated 17-6305(a) to (f) inclusive, and any amendments thereto, shall be applicable as a matter of right to every person who is or was a director, officer, department head, or other employee regularly engaged in supervisory activity for the Association or for any other corporation or enterprise under authority from the Association.